                                                                       EXHIBIT 8


                         [Ernst & Young LLP Letterhead]

August 10, 1998



The Board of Directors and Transom            The Board of Directors
Shareholders                                  Engineering Animation, Inc.
Transom Technologies, Inc.                    2321 North Loop Drive
201 South Main                                Ames, IA 50010
Suite 300
Ann Arbor, MI 48104

Re:   Merger of Transom Technologies, Inc. With and Into Engineering Animation,
      Inc.


Dear Ladies and Gentlemen:

This letter is in reply to your request for our opinion concerning certain federal income tax consequences of the proposed merger (the "Merger") of Transom Technologies, Inc. ("Transom") with and into Engineering Animation, Inc. ("EAI") pursuant to an Agreement and Plan of Merger dated July 29, 1998 (the "Agreement"). Capitalized terms not otherwise defined herein shall have the meaning set forth in the Agreement.

In rendering this opinion, we have relied upon the facts as represented to us in originals or copies of pertinent documents (sometimes hereinafter referred to collectively as "Documents"), including:

         1. The Statements of Facts and Representations received from James D. Price and Norman I. Badler.

         2. The Statements of Facts and Representations received from Transom and EAI.

         3. The Agreement and Plan of Merger, dated July 29, 1998, by and among Transom and EAI.

         4. The August 6, 1998 draft Registration Statement, Form S-4, to be filed with the Securities and Exchange Commission and containing the draft Proxy Statement/Prospectus of EAI and Transom.

You have represented to us that the statement of facts contained in the Documents provide an accurate and complete description of the facts and circumstances concerning the Merger. We have not been engaged to make and have not made any independent determination regarding such facts and circumstances and, therefore, have relied upon the facts and representations in the Documents with regards thereto for purposes of this letter. Any changes to the facts or Documents may affect the conclusions stated herein.

Engineering Animation, Inc.                                              Page 2
Transom Technologies, Inc.                                      August 10, 1998



This opinion is being rendered solely to EAI, Transom and Transom's shareholders and is solely for their benefit. This opinion may not be relied upon by any other person or persons, or be used for any other purposes, including, but not necessarily limited to, filings with Governmental agencies without our prior written consent. However, we understand that a reference to Ernst & Young LLP, and a summarization of this opinion may be included as an exhibit to the Registration Statement, Form S-4, to be filed with the Securities and Exchange Commission relating to the Merger. We consent to such reference and summarization in the Registration Statement of our opinion therein.


                               STATEMENT OF FACTS

You have represented the following to us:

Transom is a corporation organized and existing under the laws of the State of Delaware. Transom is a provider of human modeling and simulation software. As of July 29, 1998 the authorized capital stock of Transom consisted of (a) 10,000,000 shares, $.01 par value per share, Transom Common Stock, of which 1,650,800 shares were issued and outstanding and 1,537,667 shares were reserved for issuance upon exercise of outstanding Transom Options, as defined in
Section 2.1(e) of the Agreement, 628,000 were reserved for issuance upon conversion of Transom Series A preferred stock and 4,650,000 were reserved for issuance upon conversion of Transom Series B preferred stock, (b) 6,000,000 shares of Transom preferred stock, $.001 par value per share, of which (x) 628,000 shares have been designated as Transom Series A preferred stock, of which 478,000 shares were issued and outstanding and 150,000 shares were reserved for issuance upon conversion of the Transom Series A Warrants, and (y) 5,000,000 shares, $.001 par value per share, of Transom Series B preferred stock, of which 4,650,000 shares were issued and outstanding. No shares of Transom stock were held in Transom's treasury and no shares of Transom stock were reserved for issuance other than those shares reserved for issuance under the Transom preferred stock, Transom Series A Warrants and Transom Options. Other than the Transom preferred stock, Transom Series A Warrants and Transom Options, there were no options, warrants, subordinated rights, or other rights to purchase Transom Common Stock outstanding as of July 29, 1998. The shares of Transom Common Stock were held by approximately 58 shareholders. As represented by the management of Transom, no material changes in such capitalization have occurred between July 29, 1998 and the date of this opinion.

EAI is a corporation organized and existing under the laws of the State of Delaware. EAI develops, produces and sells product visualization software and interactive multimedia products that address the needs of its customers in domestic and international commercial markets. The presently authorized capital stock of EAI is 60,000,000 shares of common stock, $.01 par value per share, of which, 10,409,395 shares were issued and outstanding as of July 30, 1998, and

Engineering Animation, Inc.                                              Page 3
Transom Technologies, Inc.                                      August 10, 1998




20,000,000 shares of preferred stock, $.01 par value per share, none of which were issued or outstanding. No shares of EAI stock were held in treasury and no shares of EAI stock were reserved for issuance. The holders of EAI Common Stock are entitled to one vote for each share held of record on all matters voted upon by stockholders. As of July 30, 1998, there were 642 holders of record of EAI Common Stock. EAI is publicly traded and listed on the National Association of Securities Dealers Automated Quotations (the "NASDAQ") Stock Exchange. As represented by the management of EAI, no material changes in such capitalization have occurred between July 30, 1998 and the date of this opinion.


                                BUSINESS PURPOSE

As represented in the August 6, 1998 draft Registration Statement, Form S-4, EAI is attempting to consummate the Merger in order to acquire proprietary technology owned by Transom to improve its presence in the technology market which will broaden the array of problems EAI's customers can solve. Transom believes it will be able to leverage EAI's investments in graphics, database management, large-model visualization, CAD translators, multi-platform support, and web integration to provide more robust solutions to existing customers. In addition, various other substantial reasons are enumerated in the Proxy Statement/Prospectus under the caption, "The Merger--Reasons for the Merger."


                             PROPOSED TRANSACTIONS

You have represented that in accordance with the above-stated business purpose the following transactions have been proposed:

         1. After all necessary regulatory and shareholder approvals have been granted, Transom will merge with and into EAI in accordance with the Delaware Corporation General Law (the "DGCL"), with EAI continuing as the surviving corporation.

         2. The corporate existence of EAI, with all of its purposes, powers and objects, shall continue unaffected and unimpaired by the merger and, as the surviving corporation it shall be governed by the laws of the State of Delaware and succeed to all rights, assets, liabilities and obligations of Transom in accordance with Delaware General Corporation Law ("DGCL").

         3. The Merger shall become effective as set forth in the certificate of merger in a form mutually acceptable to both parties which shall be filed with the secretary of the State of Delaware on or before the closing date. The term "Effective Time" shall be the date and time when the Merger becomes effective. Each share of the Transom Common Stock issued and outstanding immediately prior to the Effective Time (but after the Warrant Conversion Time and the Preferred Stock Conversion Time), other than Dissenter's Shares (as defined below), shall be converted into the right to receive shares of EAI Common Stock at the Exchange

Engineering Animation, Inc.                                              Page 4
Transom Technologies, Inc.                                      August 10, 1998




                 Ratio. The "Exchange Ratio" shall be determined as follows: each share of Transom Common Stock shall be exchanged for that number of shares of EAI Common Stock equal to the quotient, carried to six decimal places, of (x) 205,000 divided by (y) the sum of (i) the total number of shares of Transom Common Stock outstanding immediately prior to the Effective Time (but after the Warrant Conversion Time and the Preferred Stock Conversion Time) plus (ii) the number of shares of Transom Common Stock issuable upon the exercise of all outstanding Transom Options.

         4. At the Effective Time, each outstanding Transom Option shall be fully vested in accordance with the terms of the Transom Options and the Option Plan, and shall be assumed by EAI. In accordance with certain conversion ratios, the options will then represent options to acquire EAI common stock on the same terms and conditions as were applicable under the Transom stock option plan therein assumed.

         5.      No fractional shares of EAI Common Stock shall be issued.
                 Each holder of Transom Common Stock who would otherwise have been entitled to receive a fraction of a share of EAI Common Stock shall receive, in lieu thereof, cash in the amount equal to such fractional part of a share multiplied by the average market price of EAI Common Stock.

         6. Shares of Transom Stock with respect to which dissenters rights have been properly demanded in accordance with the DGCL ("Dissenters' Shares") shall not be converted into EAI Common Stock at the Effective Time, but shall be converted into the right to receive from EAI such consideration as is determined to be due and payable with respect to such Dissenters' Shares pursuant to the provisions of the DGCL.

         7. At or prior to the Effective Time, Transom shall cause all of the issued and outstanding Transom Series A Warrants to be fully converted into shares of Transom Common Stock. All of the Transom Series A Warrants (the "Warrants") to be converted into Transom Common Stock shall no longer be outstanding and shall automatically be canceled and cease to exist as of the effective time of the Warrant Conversion (the "Warrant Conversion Time"), and each warrant or certificate previously representing any such Transom Preferred Stock (or the right to purchase Transom Preferred Stock) shall thereafter represent the right to receive Transom Common Shares.

         8. At or prior to the Effective Time, Transom shall cause the conversion of all of the issued and outstanding shares of Transom Preferred Stock into shares of Transom Common Stock, (the "Preferred Share Conversion"). All of the shares of Transom Preferred Stock to be converted into Transom Common Stock shall no longer be outstanding and shall automatically be canceled and cease to exist as of the effective time of the Preferred Share Conversion (the "Preferred Stock Conversion Time"), and each certificate previously representing any such shares of Transom Preferred Stock shall thereafter represent the right to receive that number of Transom Common Shares.

Engineering Animation, Inc.                                              Page 5
Transom Technologies, Inc.                                      August 10, 1998


                                REPRESENTATIONS

The following summarizes the representations which have been provided to Ernst & Young LLP by the respective managements of EAI and Transom and by Norman I. Badler and James D. Price, who represent that they now and will continue through the Effective Time to own five percent or more of the Transom Common Stock.

The following representations have been made by EAI and Transom:

         1. The fair market value of the EAI shares and other consideration received by each Transom shareholder in the Merger will be approximately equal to the fair market value of the Transom shares surrendered in exchange therefor.

         2. All of the stock of Transom outstanding immediately prior to the Merger will be exchanged solely for stock (except for cash issued in exchange for fractional shares and dissenters, if any) of EAI. EAI intends that no consideration be paid or received (directly or indirectly, actually or constructively) for Transom stock other than EAI common stock. Neither EAI nor a related person (as defined in Section 1.368-1(e)(3) of the Income Tax Treasury Regulations (the "Regulations")) has any plan or intention, in connection with the plan of reorganization, to (i) acquire a proprietary interest in Transom for consideration other than stock of EAI, or (ii) redeem stock of EAI issued in exchange for a proprietary interest in Transom.

         3. Neither Transom nor a related person (as defined in Section 1.368-1(e)(3) of the Regulations determined without regard to
                 Section 1.368-1(e)(3)(i)(A) of the Regulations) has any plan or intention, prior to and in connection with the plan of reorganization, to (i) redeem the stock of Transom, (ii) acquire stock of Transom with consideration other than stock of Transom or EAI, or (iii) make an extraordinary distribution with respect to the stock of Transom.

         4. The liabilities of Transom assumed by EAI and the liabilities to which the transferred assets of Transom are subject were incurred by Transom in the ordinary course of its business.

         5. EAI has no plan or intention to sell or otherwise dispose of any of Transom's assets following the Merger, except for dispositions made in the ordinary course of business and transfers permitted under Section 368(a)(2)(C) of the Internal Revenue Code of 1986, as amended (the "Code"), and Section 1.368- 1(d) of the Regulations.

         6. Following the Merger, EAI will continue the historic business of Transom or use a significant portion of Transom's historic business assets in a business.

Engineering Animation, Inc.                                              Page 6
Transom Technologies, Inc.                                      August 10, 1998




         7. EAI, Transom, & Transom's shareholders will each pay their respective expenses, if any, incurred in connection with the Merger.

         8. There is no intercorporate indebtedness existing between EAI and Transom that was issued or acquired at a discount, or that will be settled at a discount.

         9. Transom is not insolvent, within the meaning of Section 368(a)(3)(A) of the Code, nor has it filed for protection from creditors under the U.S. bankruptcy laws or otherwise made a general assignment of its assets for the benefit of creditors.

         10. No two parties to the transaction are investment companies within the meaning of Section 368(a)(2)(F)(iii) and (iv) of the Code. In general, a corporation is an "investment company" under that provision of the Code if 50% or more of its assets (by value excluding cash, cash equivalents and government securities from the calculation) consist of stock or securities and 80% or more of its assets (by value) are held for investment. For purposes of these 50% and 80% tests, however, stock of a subsidiary corporation is ignored and the parent corporation is deemed to own a ratable portion of its subsidiary's assets directly. (A corporation is a subsidiary for this purpose if the parent owns 50% or more of its stock by vote or value.)

         11. EAI and Transom are entering into the Merger for business reasons and not for the principal purpose of avoiding U.S. federal income tax.

         12. No compensation paid or payable to any shareholder of Transom by EAI will be separate consideration or allocable to the tender of any such shareholders of Transom shares and any such compensation will be for services actually rendered and will be commensurate with amounts paid to third parties bargaining at arm's length for similar services. To the extent consideration is payable to any Transom shareholder under any employment agreement or other agreement, no such consideration is intended by EAI to constitute separate or additional consideration for the shares of Transom stock tendered by the Transom shareholders in the Merger. No part of the consideration transferred to the Transom shareholders in the Merger is intended by EAI to constitute separate or additional compensation or consideration attributable to any employment agreement or other agreement.

         13. The payment of cash in lieu of fractional shares of EAI shares is solely for the purpose of avoiding the expense and inconvenience of issuing fractional shares and does not represent separately bargained for consideration. The total cash consideration that will be issued in the Merger to the Transom shareholders will not exceed 1 percent of the total consideration that will be issued to the Transom shareholders in the Merger.

Engineering Animation, Inc.                                              Page 7
Transom Technologies, Inc.                                      August 10, 1998



         14. As of the Effective Time of the Merger, the fair market value of the assets of Transom will exceed the sum of Transom's liabilities plus the amount of liabilities, if any, to which Transom's assets are subject.

Norman I. Badler and James D. Price, shareholders of Transom who own five percent or more of the Transom Common Stock, have represented that:

         1. They have no plan or intention prior to and in connection with the plan of reorganization, to sell or otherwise dispose of any stock of Transom to Transom or a related person (as defined in Section 1.368- 1(e)(3) of the Regulations determined without regard to Section 1.368-1(e)(3)(i)(A) of the Regulations). Additionally, they have no plan or intention subsequent to, or in connection with the plan of reorganization, to sell or otherwise dispose of any stock of EAI received in the plan of reorganization to EAI or a related person (as defined in Section 1.368-1(e)(3) of the Regulations determined without regard to Section 1.368-1(e)(3)(i)(A) of the Regulations.


                              TECHNICAL DISCUSSION

Statutory Requirements

Section 368(a)(1)(A) of the Code provides that a reorganization (a "Type A" reorganization) includes a statutory merger or consolidation. Such a reorganization can only be achieved by strict compliance with applicable corporation laws. A statutory merger occurs wherein one party (the surviving corporation) to the transaction absorbs the other party whose corporate existence ceases. It has been represented by the managements of EAI and Transom that the merger of Transom with and into EAI, with EAI surviving the Merger, wherein EAI Common Stock is to be exchanged for Transom Common Stock, is to occur as a statutory merger under Delaware state law.

Other Requirements

Sections 1.368-1(b) and 1.368-2(g) of the Income Tax Regulations (the "Regulations") provide that the following additional requirements must be met for a transaction to qualify as a reorganization within the meaning of Section 368 of the Code:

         (i)     "continuity of interest" must be present,

         (ii)    "continuity of business enterprise" must exist, and

         (iii) the transaction must be undertaken for reasons pertaining to the continuance of the business of a corporation which is a party to the transaction.

Engineering Animation, Inc.                                              Page 8
Transom Technologies, Inc.                                      August 10, 1998





Continuity of Interest. In general, the continuity of interest test requires the owners of the reorganized entity to receive and retain a meaningful equity interest in the surviving entity. See e.g., Pinellas Ice & Cold Storage Co. v. Comm'r, 287 U.S. 462 (1933); Cortland Specialty Company v. Comm'r, 60 F.2d 937 (2d Cir. 1932), cert. denied, 288 U.S. 599 (1932); Helvering v. Minnesota Tea Co., 296 U.S. 378 (1935).

The Internal Revenue Service (the "Service") has issued final and temporary regulations (T.D. 8760 and T.D. 8761) providing rules for satisfying the continuity of interest requirement. These regulations substantially liberalize the historic rules, generally providing that continuity of interest is satisfied if a substantial part of the value of the proprietary interest in the target corporation is preserved in the reorganization. Generally, continuity of interest is not preserved to the extent that the acquiring corporation acquires target stock for consideration other than acquiring stock, or if, in connection with the plan of reorganization, the acquiring stock is redeemed (or purchased by a related party). Section 1.368-1(e)(1) of the Regulations. In addition, continuity of interest is not preserved to the extent that, prior to and in connection with the plan of reorganization, the target (or a related party) acquires the stock with consideration other than stock of the target, or makes an extraordinary distribution with respect to the stock. Section 1.368-1T(e)(1)(ii)(A) of the Regulations. Generally, a related party includes any member of the same affiliated group (without regard to the exceptions in Section 1504(b) of the Code) as the acquiring corporation, or any other corporation where the purchase of the acquiring stock by such corporation would result in the purchase being a redemption under Section 304(a)(2) of the Code.
Section 1.368-1(e)(3) of the Regulations. Sales by the target shareholders of stock of the acquirer received in the transaction to unrelated third parties occurring before or after a reorganization are disregarded.

Based upon the facts presented in the August 6, 1998 draft Registration Statement, the Agreement, and the Statements of Facts and Representations provided by the managements of EAI and Transom and by certain Transom shareholders, the Merger will satisfy the continuity of interest requirement. The managements of EAI and Transom have represented that all of the stock of Transom outstanding immediately prior to the Merger will be exchanged solely for stock of EAI, except for cash paid for fractional shares and dissenters, if any. EAI has represented further that neither EAI nor a related person (as defined in Section 1.368-1(e)(3) of the Regulations) has any plan or intention, in connection with the plan of reorganization, to (i) acquire a proprietary interest in Transom for consideration other than stock of EAI, or (ii) redeem any of the stock issued in the transaction. In addition, the management of Transom represented that neither Transom nor a related person (as defined in Section 1.368-1(e)(3) of the Regulations determined without regard to Section 1.368-1(e)(3)(i)(A) of the Regulations) has any plan or intention, prior to and in connection with the plan of reorganization, to redeem, acquire, or make an extraordinary distribution with respect to the stock of either entity.

Continuity of Business Enterprise. Section 1.368-1(b) of the Regulations also provides that a continuity of business enterprise (as described in Section 1.368-1(d) of the Regulations) is a requisite to a reorganization. Section 1.368- 1(d) of the Regulations (and as modified by T.D.

Engineering Animation, Inc.                                              Page 9
Transom Technologies, Inc.                                      August 10, 1998



8760) provides that continuity of business enterprise requires that the acquiring corporation either continue the acquired corporation's historic business or use a significant portion of the acquired corporation's historic assets in a business. The Merger will meet the continuity of business enterprise test of Section 1.368-1(d) of the Regulations because, based upon the representation of the management of EAI, EAI will continue the historic business of Transom or will use a significant portion of Transom's historic assets in a business.

Business Purpose. Section 1.368-2(g) of the Regulations provides that a reorganization must be undertaken for reasons germane to the continuance of the business of a corporation which is a party to the reorganization. As heretofore indicated in the "Business Purpose" Section set forth above, the managements of EAI and Transom have represented that there are substantial business reasons for the Merger. Based upon those representations, the Merger satisfies the business purpose requirement as set forth in the Regulations.

Recapitalization of Transom

Section 368(a)(1)(E) of the Code provides that a "recapitalization" is a reorganization. A recapitalization has been defined as a "reshuffling of a capital structure within the framework of an existing corporation." Helvering
v.  Southwest Consolidated Corp., 315 U.S. 194 (1942), Ct. D. 1544, 1942-1 C.B.
218. Section 1.368-2(e)(2) of the Regulations provides that a recapitalization includes the surrender "to a corporation for cancellation 25 percent of its preferred stock in exchange for no par value common stock." Under Section 1.368-2(e)(2) of the Regulations, a recapitalization also includes an exchange made of a corporation's outstanding preferred stock, having certain priorities with reference to the amount and time of payment of dividends and the distribution of the corporate assets upon liquidation, for a new issue of such corporation's common stock having no such rights.

Section 354(a)(1) of the Code provides that shareholders and security holders do not recognize gain or loss when they exchange stock or securities of a corporation that is a party to a reorganization solely for stock or securities of that corporation, or of another corporation that is a party to the reorganization. Section 1.354-1(e) of the Regulations provides that the term "securities" includes warrants issued by a party to a reorganization.

Section 354(a)(2)(A) of the Code provides that the general nonrecognition rule of Section 354(a)(1) does not apply if: (1) the principal amount of securities received exceeds the principal amount of securities surrendered, or (2) securities are received, and no securities are surrendered.

Under the terms of the Merger, Transom will convert its outstanding preferred stock into Transom Common Stock immediately prior to the Merger in accordance with the Preferred Stock Conversion. The conversion of the Transom Preferred Stock into Transom Common Stock is an example of a recapitalization provided in
Section 1.368-2(e) of the Regulations. Consequently, the conversion of the Transom Preferred Stock into Transom Common Stock will constitute a tax-free recapitalization under Section 368(a)(1)(E) of the Code.

Engineering Animation, Inc.                                             Page 10
Transom Technologies, Inc.                                      August 10, 1998




Under the terms of the Merger, Transom will also convert its outstanding warrants into common stock immediately prior to the Merger. The conversion of the warrants will constitute a tax-free recapitalization under Section 368(a)(1)(E) of the Code. Because the term "securities" includes warrants, the warrantholders' exchange of their warrants for Transom Common Stock will be tax-free to the warrantholders under Section 354(a)(1) of the Code. Section 354(a)(2)(A) of the Code will not apply to the exchange because the warrantholders will not receive securities with a principal amount greater than the principal amount of securities surrendered.

Transom's recapitalization immediately prior to the Merger will not affect the Merger qualifying as a reorganization under Section 368(a)(1)(A) of the Code. Revenue Ruling ("Rev. Rul.") 69-407, 1969-2 C.B. 50; Rev. Rul. 78-330, 1978-2
C.B. 147.

Additional Statutory and Regulatory Provisions

Section 368(b) of the Code defines the term "a party to a reorganization" to include a corporation resulting from a reorganization, and both corporations, in the case of a reorganization resulting from the acquisition by one corporation of stock or properties of another.

Section 361(a) of the Code provides that no gain or loss shall be recognized to a transferor corporation which is a party to a reorganization on any exchange pursuant to the plan of reorganization solely for stock or securities in another corporation which is a party to the reorganization.

Section 1032(a) of the Code provides that no gain or loss shall be recognized to a corporation on the receipt of money or other property in exchange for stock of such corporation

Cash received by shareholders of Transom Common Stock who dissent, will be treated as received in exchange for his or her stock subject to the provisions and limitations of Section 302 of the Code. See Section 1.354-1(d), Example
(3) of the Regulations. If, as a result of such distribution, a shareholder owns no Transom Common Stock either directly or indirectly through the application of Section 318 of the Code, the redemption will be treated as a complete termination of interest under Section 302(b)(3) of the Code and such cash will be treated as a distribution in exchange for stock under Section 302(a) of the Code resulting in gain or loss recognition to the shareholder.

Section 362(b) of the Code generally provides that if property is acquired by a corporation in connection with the reorganization, then the basis of the property shall be the same as it would be in the hands of the transferor, increased by the amount of gain recognized to the transferor on such transfer.

Engineering Animation, Inc.                                             Page 11
Transom Technologies, Inc.                                      August 10, 1998





Section 358(a)(1) of the Code generally provides that in the case of an exchange to which Sections 351 and 354 apply, the basis of the property permitted to be received without the recognition of gain or loss shall be the same as that of the property exchanged.

Section 1223(1) of the Code states that in determining the period for which a taxpayer has held property received in an exchange, the period for which the taxpayer held the property exchanged shall be included if the property has, for the purpose of determining gain or loss from a sale or exchange, the same basis in whole or in part in the taxpayer's hands as the property exchanged, and the property exchanged constitutes a capital asset at the time of the exchange.

Section 1223(2) of the Code provides that in determining a taxpayer's holding period for property, there shall be included the period for which such property was held by another person, if such property has, for the purpose of determining gain or loss from a sale or exchange, the same basis in whole or in part in such taxpayer's hands as it would have had in the hands of such other person.

Section 381 of the Code applies to certain transactions, including those transactions to which Section 361 of the Code applies, where there is a transfer in connection with a reorganization described in Section 368(a)(1)(A) of the Code.


             CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

Based upon the facts and representations set forth in the Documents, applicable provisions of the Code, the Regulations, and rulings thereunder, it is our opinion for Federal income tax purposes that the following will result:

(1) Provided the Merger of Transom with and into EAI qualifies as a statutory merger under Delaware state law, the Merger will be a reorganization within the meaning of Section 368(a)(1)(A) of the Code. Transom and EAI will each be a party to a reorganization within the meaning of Section 368(b) of the Code.

(2) No gain or loss will be recognized by Transom upon the transfer of its assets to EAI in exchange solely for EAI Common Stock and the assumption by EAI of the liabilities of Transom (Sections 361(a) and 357(a) of the Code).

(3) No gain or loss will be recognized by EAI on receipt of the Transom assets in exchange for EAI Common Stock and the assumption by EAI of the liabilities of Transom (Section 1032(a) of the Code).

(4) The basis of the assets of Transom in the hands of EAI will, in each case, be the same as the basis of those assets in the hands of Transom immediately prior to the transaction (Section 362(b) of the Code).

Engineering Animation, Inc.                                             Page 12
Transom Technologies, Inc.                                      August 10, 1998


(5) The holding period of the assets of Transom in the hands of EAI will, in each case, include the period for which such assets were held by Transom (Section 1223(2) of the Code).

(6) No gain or loss will be recognized, with respect to the receipt of EAI Common Stock, by the shareholders of Transom who receive solely EAI Common Stock and cash for fractional shares (Section 354(a)(1) of the Code). With respect to the cash received in lieu of fractional shares, see Item 11 below.

(7) The cash received by a dissenting shareholder of Transom in exchange for his or her Transom Common Stock will be treated as having been received by such shareholder as a distribution in redemption of his or her stock subject to the provisions and limitations of Section 302 of the Code. If, as a result of such distribution, a shareholder owns no Transom Common Stock either directly or indirectly through the application of Section 318 of the Code, the redemption will be treated as a complete termination of interest under Section 302(b)(3) of the Code and such cash will be treated as a distribution in full payment in exchange for the stock under Section 302(a) of the Code.

(8) The basis of EAI Common Stock to be received by the shareholders of Transom Common Stock will be, in each instance, the same as the basis of their stock surrendered in exchange therefor, decreased by the amount of any tax basis allocable to any fractional share interest for which cash is received (Section 358(a)(1) of the Code).

(9) The holding period of the EAI Common Stock to be received by the shareholders of Transom Common Stock in the transaction will include in each instance, the period during which the Transom Common Stock surrendered in exchange therefor is held as a capital asset on the date of the surrender (Section 1223(l) of the Code).

(10) EAI will succeed to and take into account those tax attributes of Transom described in Section 381(c) of the Code. (Section 381(a) of the Code; Section 1.381(a)-1 of the Regulations). These items will be taken into account by EAI subject to the conditions and limitations specified in Sections 381, 382, 383, and 384 of the Code and the Regulations thereunder.

(11) The payment of cash in lieu of fractional share interests of EAI Common Stock will be treated as if the fractional shares were distributed as part of the exchange and then were redeemed by EAI. These cash payments will be treated as distributions in full payment in exchange for the stock redeemed, subject to the provisions and limitations of Section 302(a) of the Code (Rev. Rul. 66-365, 1966-2 C.B. 116 and Revenue Procedure 77-41, 1977-2 C.B. 574).

Engineering Animation, Inc.                                             Page 13
Transom Technologies, Inc.                                      August 10, 1998




                                SCOPE OF OPINION

The scope of this opinion is expressly limited to the federal income tax issues specifically addressed in (1) through (11) in the section entitled "CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES", above. Specifically, our opinion has not been requested, and we have made no determination nor expressed any opinion on any other issues, including, but not limited to, valuation issues, any state and local, foreign, consolidated return, employee benefit, and Section 382 issues, or alternative minimum tax consequences to the parties to this transaction. Additionally, our opinion has not been requested and none is expressed with respect to the exercise of options or similar rights to purchase stock, or the exchange, assumption or substitution of options or similar rights to purchase Transom Stock for rights to purchase EAI Stock. Further, no opinion is expressed as to the qualification of the Merger as a statutory merger under state law.

Our opinion, as stated above, is based upon our analysis of the Internal Revenue Code of 1986, as amended, the Treasury Regulations, current case law, and published Internal Revenue Service authorities in effect as of the date of this letter. The foregoing are subject to change, and such change may be retroactively effective. No assurance can be provided as to the effect of any such change upon our opinion. In addition, our opinion is based on the facts and representations contained in the Documents. Any change in the Documents may affect our opinion, perhaps in an adverse manner. We have undertaken no obligation to, and will not, update this opinion for changes in facts or law occurring subsequent to the date hereof.

This letter represents our views as to the interpretation of existing law and is not binding on the Internal Revenue Service or the courts.


                                        Very truly yours,


                                        /s/ Ernst & Young LLP